UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 25, 2005
Date of Report
(Date of earliest event reported)

CORIXA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22891	91-1654387
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1900 9th Avenue, Suite 1100, Seattle, WA 98101
(Address of principal executive offices, including Zip Code)

(206) 366-3700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01. Entry into a Material Definitive Agreement.

Assignment and Assumption of Subleases

     On April 25, 2005, Corixa Corporation, or Corixa, together with its wholly-owned subsidiary, Coulter Pharmaceutical, Inc., or Coulter, entered into an Assignment and Assumption of Subleases agreement with Gryphon Therapeutics, Inc., or Gryphon. Under the terms of this agreement which is effective as of April 15, 2005, Gryphon assigned to Corixa all of Gryphon’s right, title and interest under:

•	the sublease dated April 4, 2003 pursuant to which Coulter subleased certain premises located at 600 Gateway Boulevard, South San Francisco to Gryphon; and

•	the Sublease Agreement dated June 18, 2004 between Gryphon and Corgentech, Inc.

These subleases relate to approximately 50,000 square feet of our South San Francisco facility which, as previously disclosed, Corixa is in the process of closing.

     Under the terms of the agreement, Corixa will assume all the obligations, liabilities and indebtedness of Gryphon under both subleases. After the effective date, Gryphon will have no further obligations under the subleases except for obligations arising prior to the effective date and indemnity obligations. As of the effective date, Gryphon is released from any claims sustained under or because of failure to comply with the assigned leases. The assignment of these leases to Corixa has the effect of terminating them with respect to Gryphon.

     Under the terms of the agreement, in connection with the Gryphon sublease Corixa received an initial assumption fee of $140,000 and Coulter was allowed to retain a letter of credit of approximately $617,000 delivered to Coulter as a security deposit in connection with the sublease. Also under terms of the agreement, Gryphon agreed to pay to Corixa on July 1, 2005 a subsequent assignment fee of $150,000 which will be reduced to $50,000 in the event the premises under the subleases are re-let before that time.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIXA CORPORATION
Date: April 29, 2005	By:	/s/ Michelle Burris
	Name:	Michelle Burris
Its: Senior Vice President, Chief Financial Officer